    Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2025 RESULTS

Second Quarter Results

●	Total revenues of $36.5 million, a 23% year-over-year improvement

●	Net income of $0.9 million and diluted earnings per share of $0.34, which includes a positive impact of $1.4 million related to the release of our deferred tax valuation allowance in Canada

●	Adjusted EBITDA of $2.2 million, a $1.3 million year-over-year improvement

●	$25.4 million in cash and $7.7 million of total debt as of June 30, 2025

HOUSTON, July 31, 2025 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended June 30, 2025.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer commented, “Our team at NCS has continued to enable strong operational and financial performance in an industry and market environment marked by uncertainty. Our revenue and Adjusted EBITDA for the second quarter exceeded the high end of the expectations we provided in our last earnings call and our year-over-year revenue improvement for the quarter of 23% outperformed industry activity levels, demonstrating the value we bring to our customers.

Furthermore, our revenue and Adjusted EBITDA for the first six months of 2025 have improved by $12.9 million, or 18%, and $3.4 million, or 49%, respectively, as compared to 2024, as we continue to benefit from our core strategies of building upon our leading market positions, capitalizing on international and offshore opportunities and commercializing innovative solutions to complex customer challenges.

We have maintained our strong balance sheet, ending the second quarter with over $25 million in cash and over $17 million in availability under our undrawn credit facility and only $8 million in debt, comprised entirely of capital leases.

We’re also excited to announce today’s acquisition of Reservoir Metrics, LLC, and its related entities (“ResMetrics”). ResMetrics, a leader in reservoir analysis utilizing chemical tracer technology, is a profitable and rapidly growing business serving a high-quality customer base in the U.S. and internationally. For the trailing twelve months ended June 30, 2025, ResMetrics’ unaudited revenue was over $10 million with an EBITDA margin of over 30%. We believe that ResMetrics’ business is highly complementary with NCS’s tracer diagnostics service line, and we look forward to working with the ResMetrics team to deliver valuable and actionable reservoir insights to our customers. This all-cash transaction represents a strategic fit for NCS operationally, a strategic use of our balance sheet, and adds to our talented team.

This has been a strong start to 2025 for NCS and we remain cautiously optimistic about the second half of the year. That optimism is tempered by market conditions that have continued to deteriorate, with continued U.S. rig count declines, a slower than normal rig count recovery in Canada following spring break-up, the potential for an oversupplied oil market in late 2025 as announced OPEC+ oil supply increases materialize, and ongoing uncertainties related to tariffs and trade.

I want to extend my continued appreciation to the outstanding teams at NCS and Repeat Precision and welcome the ResMetrics team to NCS. Our results, and the opportunities ahead, reflect the vision, ability and commitment of our people and our aligned pursuit of NCS's strategic priorities. We have the right people, the right technology, and the right strategies in place to deliver tangible benefits to our customers, develop industry solutions, and create shareholder value.”

Financial Review

Total revenues were $36.5 million for the quarter ended June 30, 2025 compared to $29.7 million for the second quarter of 2024. Revenue growth was driven primarily by increased fracturing systems activity and frac plug sales in Canada and the United States. The increase for Canada occurred despite a decline in Canadian rig counts during 2025, reflecting more activity with customers that remained active during spring break-up. Our international revenues decreased primarily due to reduced tracer diagnostics activity in the Middle East, partially offset by higher sales of well construction products in the Middle East and fracturing systems equipment in the North Sea.

Compared to the first quarter of 2025, total revenues decreased by 27%, primarily due to a decrease in Canada of 52%, attributable to the normal seasonal decline associated with spring break-up, partially offset by an increase of 67% in international revenues and a 45% increase in U.S. revenues.

Gross profit was $12.3 million, or a gross margin of 34%, for the second quarter of 2025, compared to $11.3 million, or a gross margin of 38%, for the second quarter of 2024. Gross margin for 2025 declined, reflecting the mix of products sold and services provided during the respective periods. Adjusted gross profit, which we define as total revenues less total cost of sales, exclusive of depreciation and amortization ("DD&A"), was $13.0 million, or an adjusted gross margin of 36%, for the second quarter of 2025, compared to $12.0 million, or 40%, for the second quarter of 2024.

Selling, general and administrative (“SG&A”) expenses totaled $13.6 million for the second quarter of 2025, a decrease of $1.2 million compared to the same period in 2024, with a decrease in professional fees, lower payroll and employee benefit expenses, and a decrease in research and development expense, partially offset by higher share-based compensation expense attributable to cash settled awards remeasured at the balance sheet date based on the price of our common stock.

Other income was $1.6 million for the second quarter of 2025 compared to $2.2 million for the second quarter of 2024. The decline in other income reflects a reduction in the amount attributable to the technical services and assistance agreement with our local partner in Oman, as the program ended in November 2024, with no contribution associated with this agreement in the second quarter of 2025. In addition, there was a year-over-year decrease in royalty income earned from licensees for these periods, as the second quarter of 2024 included an initial payment from a new licensee reflecting both current and certain historical volumes.

Income tax benefit was $1.0 million for the second quarter of 2025 compared to an expense of $0.3 million for the second quarter of 2024. As of June 30, 2025, we reversed a portion of the valuation allowance previously recorded against the deferred tax assets of our Canadian operating subsidiary due to sustained improvements in operating results, including a return to profitability and forecasts of future taxable income that are sufficient to realize the remaining deferred tax assets. The reversal of the valuation allowance resulted in a deferred income tax benefit of $1.4 million during the period ended June 30, 2025.

Net income was $0.9 million, or $0.34 per diluted share, for the quarter ended June 30, 2025 compared to a net loss of $(3.1) million, or $(1.21) per share for the quarter ended June 30, 2024.

Adjusted EBITDA was $2.2 million for the quarter ended June 30, 2025, an increase of $1.3 million compared to the same period a year ago. This improvement is primarily the result of an increase in revenues and lower SG&A expenses. Adjusted EBITDA margin of 6% for the quarter ended June 30, 2025, compared to 3% for the same period a year ago.

Cash flow from operating activities for the six months ended June 30, 2025 was a source of cash of $1.9 million, a $2.2 million decrease compared to the same period in 2024. For the six months ended June 30, 2025, free cash flow less distributions to non-controlling interest was a source of cash of $0.5 million compared to $3.2 million for the same period in 2024. The overall change in free cash flow was largely attributed to our change in net working capital including payment of incentive bonuses and cash-settled awards in the first quarter of 2025 and an increase in the amount distributed to our non-controlling interest in 2025, partially offset by an increase in net income in 2025.

Liquidity and Capital Expenditures

As of June 30, 2025, NCS had $25.4 million in cash, $7.7 million in total indebtedness related to finance lease obligations, and a borrowing base under the undrawn asset-based revolving credit facility (“ABL Facility”) of $17.2 million. Our working capital, defined as current assets minus current liabilities, was $87.2 million and $80.2 million as of June 30, 2025 and December 31, 2024, respectively.

Net working capital, calculated as working capital, less cash and excluding the current maturities of long-term debt, was $64.0 million and $56.4 million as of June 30, 2025 and December 31, 2024, respectively. The increase in net working capital was primarily attributable to an increase in accounts receivable and inventory and a decrease in accrued expenses and other current liabilities due in part to payment of our 2024 incentive bonus and cash-settled awards in the first quarter of 2025, partially offset by an increase in accounts payable.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.5 million and $0.4 million for the six months ended June 30, 2025 and 2024, respectively.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Strategic Acquisition of Reservoir Metrics, LLC

On July 31, 2025, we acquired 100% of the equity interests of ResMetrics, a provider of tracer diagnostics services, for $5.9 million, on a cash-free, debt-free basis, in cash and assumed debt, subject to a working capital adjustment, with an additional earn-out of up to $1.3 million to be paid in early 2026, depending solely on changes in international trade tariff rates for certain chemical imports during 2025. We believe the purchase of ResMetrics will further expand and complement our existing tracer diagnostics offerings.

Conference Call

The Company will host a conference call to discuss its second quarter 2025 results and latest earnings guidance on Friday, August 1, 2025 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East, Argentina and China. NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; losses and liabilities from uninsured or underinsured business activities and litigation; change in trade policy, including the impact of tariffs; our failure to identify and consummate potential acquisitions; the financial health of our customers including their ability to pay for products or services provided; our inability to integrate or realize the expected benefits from acquisitions; our inability to achieve suitable price increases to offset the impacts of cost inflation; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including tax policies, anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; impairment in the carrying value of long-lived assets including goodwill; system interruptions or failures, including complications with our enterprise resource planning system, cybersecurity breaches, identity theft or other disruptions that could compromise our information; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition and the adoption of artificial intelligence and machine learning; our inability to protect and maintain critical intellectual property assets, the inability to protect our current royalty income, or the losses and liabilities from adverse decisions in intellectual property disputes; loss of, or interruption to, our information and computer systems; our failure to establish and maintain effective internal control over financial reporting; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Mike Morrison

Chief Financial Officer and Treasurer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues
Product sales	$27,776	$19,022	$62,842	$50,780
Services	8,678	10,668	23,617	22,768
Total revenues	36,454	29,690	86,459	73,548
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	18,214	12,209	38,566	31,901
Cost of services, exclusive of depreciation and amortization expense shown below	5,242	5,510	13,040	12,105
Total cost of sales, exclusive of depreciation and amortization expense shown below	23,456	17,719	51,606	44,006
Selling, general and administrative expenses	13,626	14,820	29,821	28,650
Depreciation	1,235	1,134	2,439	2,207
Amortization	167	167	334	334
(Loss) income from operations	(2,030)	(4,150)	2,259	(1,649)
Other income (expense)
Interest expense, net	(68)	(115)	(110)	(215)
Other income, net	1,563	2,203	2,446	3,340
Foreign currency exchange gain (loss), net	1,201	(507)	1,198	(1,005)
Total other income	2,696	1,581	3,534	2,120
Income (loss) before income tax	666	(2,569)	5,793	471
Income tax (benefit) expense	(1,032)	270	(359)	757
Net income (loss)	1,698	(2,839)	6,152	(286)
Net income attributable to non-controlling interest	774	256	1,172	739
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$924	$(3,095)	$4,980	$(1,025)
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.36	$(1.21)	$1.93	$(0.41)
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.34	$(1.21)	$1.84	$(0.41)
Weighted average common shares outstanding
Basic	2,594	2,548	2,581	2,528
Diluted	2,734	2,548	2,704	2,528

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$25,372	$25,880
Accounts receivable—trade, net	34,216	31,513
Inventories, net	43,510	40,971
Prepaid expenses and other current assets	2,707	2,063
Other current receivables	5,165	5,143
Total current assets	110,970	105,570
Noncurrent assets
Property and equipment, net	20,470	21,283
Goodwill	15,222	15,222
Identifiable intangibles, net	3,356	3,690
Operating lease assets	5,468	5,911
Deposits and other assets	622	712
Deferred income taxes, net	1,869	424
Total noncurrent assets	47,007	47,242
Total assets	$157,977	$152,812
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$9,997	$8,970
Accrued expenses	6,803	8,351
Income taxes payable	790	683
Operating lease liabilities	1,685	1,602
Current maturities of long-term debt	2,200	2,141
Other current liabilities	2,331	3,672
Total current liabilities	23,806	25,419
Noncurrent liabilities
Long-term debt, less current maturities	5,462	6,001
Operating lease liabilities, long-term	4,338	4,891
Other long-term liabilities	206	206
Deferred income taxes, net	186	186
Total noncurrent liabilities	10,192	11,284
Total liabilities	33,998	36,703
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,607,362 shares issued and 2,540,849 shares outstanding at June 30, 2025 and 2,563,979 shares issued and 2,507,430 shares outstanding at December 31, 2024	26	26
Additional paid-in capital	448,582	447,384
Accumulated other comprehensive loss	(85,916)	(87,604)
Retained deficit	(254,044)	(259,024)
Treasury stock, at cost, 66,513 shares at June 30, 2025 and 56,549 shares at December 31, 2024	(2,211)	(1,943)
Total stockholders' equity	106,437	98,839
Non-controlling interest	17,542	17,270
Total equity	123,979	116,109
Total liabilities and stockholders' equity	$157,977	$152,812

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2025	2024
Cash flows from operating activities
Net income (loss)	$6,152	$(286)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,773	2,541
Amortization of deferred loan costs	104	103
Share-based compensation	2,837	2,062
Provision for inventory obsolescence	191	679
Deferred income tax (benefit) expense	(1,398)	21
Gain on sale of property and equipment	(475)	(340)
Provision for (recovery of) credit losses	19	(5)
Net foreign currency unrealized (gain) loss	(1,854)	956
Proceeds from note receivable	—	61
Changes in operating assets and liabilities:
Accounts receivable—trade	(1,827)	(1,024)
Inventories, net	(1,476)	(1,501)
Prepaid expenses and other assets	972	(619)
Accounts payable—trade	1,719	1,353
Accrued expenses	(1,680)	1,761
Other liabilities	(4,101)	(2,092)
Income taxes receivable/payable	(80)	429
Net cash provided by operating activities	1,876	4,099
Cash flows from investing activities
Purchases of property and equipment	(745)	(633)
Purchase and development of software and technology	—	(53)
Proceeds from sales of property and equipment	271	293
Net cash used in investing activities	(474)	(393)
Cash flows from financing activities
Payments on finance leases	(1,072)	(932)
Line of credit borrowings	2,338	2,974
Payments of line of credit borrowings	(2,338)	(2,974)
Treasury shares withheld	(268)	(237)
Distribution to noncontrolling interest	(900)	(500)
Net cash used in financing activities	(2,240)	(1,669)
Effect of exchange rate changes on cash and cash equivalents	330	(143)
Net change in cash and cash equivalents	(508)	1,894
Cash and cash equivalents beginning of period	25,880	16,720
Cash and cash equivalents end of period	$25,372	$18,614
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	$723	$1,821
Assets obtained in exchange for new operating lease liabilities	$247	$—

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
United States
Product sales	$11,930	$8,550	$18,797	$16,317
Services	1,682	3,241	4,187	5,485
Total United States	13,612	11,791	22,984	21,802
Canada
Product sales	13,021	8,263	39,864	30,938
Services	4,948	3,795	15,823	12,789
Total Canada	17,969	12,058	55,687	43,727
Other Countries
Product sales	2,825	2,209	4,181	3,525
Services	2,048	3,632	3,607	4,494
Total other countries	4,873	5,841	7,788	8,019
Total
Product sales	27,776	19,022	62,842	50,780
Services	8,678	10,668	23,617	22,768
Total revenues	$36,454	$29,690	$86,459	$73,548

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income (loss), income (loss) from operations, gross profit and gross margin (inclusive of DD&A), cash provided by (used in) operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss), income (loss) from operations, gross profit, gross margin, cash provided by (used in) operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

However, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are key metrics that management uses to assess the period-to-period performance of our core business operations or metrics that enable investors to assess our performance from period to period relative to the performance of other companies that are not subject to such factors, or who may provide similar non-GAAP measures in their public disclosures.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL

Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investments in working capital that we believe are required to support our business. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash.

	June 30,	December 31,
	2025	2024
Working capital	$87,164	$80,151
Cash and cash equivalents	(25,372)	(25,880)
Current maturities of long term debt	2,200	2,141
Net working capital	$63,992	$56,412

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN

Adjusted gross profit is defined as total revenues minus cost of sales, exclusive of depreciation and amortization expense, which we present as a separate line item in our statement of operations. Adjusted gross margin represents adjusted gross profit as a percentage of total revenues.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Total revenues	$36,454	$29,690	$86,459	$73,548
Total cost of sales, exclusive of depreciation and amortization expense	23,456	17,719	51,606	44,006
Total depreciation and amortization associated with cost of sales	729	653	1,444	1,269
Gross Profit	$12,269	$11,318	$33,409	$28,273
Gross Margin	34%	38%	39%	38%
Exclude total depreciation and amortization associated with cost of sales	(729)	(653)	(1,444)	(1,269)
Adjusted Gross Profit	$12,998	$11,971	$34,853	$29,542
Adjusted Gross Margin	36%	40%	40%	40%

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

EBITDA, ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. We believe that Adjusted EBITDA is an important measure that excludes costs that do not reflect the Company's ongoing operating performance, legal proceedings for intellectual property as further described below, and certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers.

We periodically incur legal costs associated with the assertion of, or defense of, intellectual property, which we exclude from our definition of Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation, unless we believe that settlement will occur prior to any material legal spend (included in the table below as “Professional Fees”). Although these costs may recur between periods, depending on legal matters then outstanding or in process, we believe the timing of when these costs are incurred does not typically match the settlement or recoveries associated with such matters, and therefore, can distort our operating results. Similarly, we exclude from Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation the one-time settlement or recovery payment associated with these excluded legal matters when realized but would not exclude any go forward royalties or payments, if applicable. We expect to continue to incur these legal costs for current matters under appeal and for any future cases that may go to trial, provided that the amount will vary by period.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (loss)	$1,698	$(2,839)	$6,152	$(286)
Income tax (benefit) expense	(1,032)	270	(359)	757
Interest expense, net	68	115	110	215
Depreciation	1,235	1,134	2,439	2,207
Amortization	167	167	334	334
EBITDA	2,136	(1,153)	8,676	3,227
Share-based compensation (a)	646	667	1,198	1,433
Professional fees (b)	370	677	1,359	930
Foreign currency exchange (gain) loss (c)	(1,201)	507	(1,198)	1,005
Other (d)	272	218	402	398
Adjusted EBITDA	$2,223	$916	$10,437	$6,993
Adjusted EBITDA Margin	6%	3%	12%	10%
Adjusted EBITDA Less Share-Based Compensation	$1,577	$249	$9,239	$5,560

___________________

(a)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(b)

Represents non-capitalizable costs of professional services primarily incurred or reversed in connection with our legal proceedings associated with the assertion of, or defense of, intellectual property as further described above as well as the cost incurred for the evaluation of potential strategic transactions.

(c)	Represents realized and unrealized foreign currency exchange gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(d)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less amounts reported in the financing activities section of the statement of cash flows as distributions to non-controlling interest. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner.

	Six Months Ended
	June 30,
	2025	2024
Net cash provided by operating activities	$1,876	$4,099
Purchases of property and equipment	(745)	(633)
Purchase and development of software and technology	—	(53)
Proceeds from sales of property and equipment	271	293
Free cash flow	$1,402	$3,706
Distributions to non-controlling interest	(900)	(500)
Free cash flow less distributions to non-controlling interest	$502	$3,206